Exhibit 99.3

Dear First Last Name:

Standard BioTools Inc.’s Special Meeting of Stockholder is fast approaching, and according to our records we have not received your vote.

As previously announced by The Company, Standard BioTools Inc. have entered into an Agreement and Plan of Merger with SomaLogic, Inc. and the Merger cannot be consummated unless the stockholders of Standard BioTools, Inc. approve the foregoing proposals. Your vote is very important, regardless of the number of shares of Standard BioTools, Inc. Common Stock that you own, please make sure to vote your shares today.

Your Board of Directors unanimously recommends that Stockholders vote FOR on all proposals. Details on the meeting and the proposals can be found by visiting https://investors.standardbio.com/sec-filings.

Voting is easy!

Simply use one of the following methods to promptly provide your voting instructions:

1.	Vote with a live Proxy Specialist – You may cast your vote with a live proxy specialist by calling toll free at 1-800-574-5969 between the hours of 9:00am -10:00pm EST, Monday through Friday.

2.	Vote Online – You can click the link below and follow the online instructions.

CLICK HERE TO VOTE

Please Vote Today!

We urge you to vote before January 4, 2024!